                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
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                                                   OMB NUMBER:  3235-0104
                                                   Expires:  April 30, 1997
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

GRUSS                                MARTIN                            D.
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  (Last)                             (First)                         (Middle)

C/O MACK-CALI REALTY CORPORATION       11 COMMERCE DRIVE
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                                            (Street)

                                CRANFORD, NJ 07016
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

12/11/97
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3. IRS Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

MACK-CALI REALTY CORPORATION (CLI)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


             X    Director                         10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing  (Check Applicable Line)

  X   Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
-----
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                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

COMMON STOCK                   2,500                            I                        BY TRUST (1)
--------------------------    ---------------------------      -----------------        ------------------------------------------
COMMON STOCK                   2,500                            I                        BY TRUST (2)
--------------------------    ---------------------------      -----------------        ------------------------------------------
COMMON STOCK                   7,500                            I                        BY TRUST (3)
--------------------------    ---------------------------      -----------------        ------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)


                                                                         (Over)
                                                                SEC 1473 (8-92)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

DIRECTOR STOCK OPTIONS
(RIGHT TO BUY)                     (4)   12/12/07  COMMON STOCK              10,000 $38.75           D
-------------------------------   ------ --------  ------------------------  ------ --------------- --------------- -------------


-------------------------------   ------ --------  ------------------------  ------ --------------- --------------- -------------

Explanation of Responses:
(1) These shares are held in trust for the benefit of the reporting person's son. The reporting person is trustee of the trust. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(2) These shares are held in trust for the benefit of the reporting person's daughter. The reporting person and his spouse are trustees of the trust. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(3) The reporting person is the beneficiary and one of two trustees of the trust.
(4) The options vest on December 12, 1998.


                                   /s/ Martin D. Gruss              12/19/97
                              _______________________________    ______________
                              **Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.